Exhibit 11


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                            ARROW ELECTRONICS, INC.
                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                     (In thousands except per share data)



                                    Nine Months Ended        Three Months Ended
                                       September 30             September 30 __
                                     1995       1994           1995       1994
Primary

Average shares of common stock
  outstanding                        46,514     45,955        46,734     46,036
Net effect of dilutive stock
  options - based on the
  treasury method                       754        608         1,006        542
    Total                            47,268     46,563        47,740     46,578

Net income                         $147,561    $88,061       $50,958    $21,779

Per share amount                   $   3.12    $  1.89       $  1.07    $   .47


Fully Diluted

Average shares of common stock
  outstanding                        46,514     45,955        46,734     46,036
Net effect of dilutive stock
  options - based on the
  treasury method                       977        608         1,012        541
Assumed conversion of 5-3/4%
  convertible subordinated
  debentures                          3,773      3,774         3,773      3,774

    Total                            51,264     50,337        51,519     50,351

Net income                         $147,561    $88,061       $50,958    $21,779

Add interest on 5-3/4%
  convertible subordinated
  debentures, net of income
  tax effect                          3,234      3,234         1,078      1,078
    Total                          $150,795    $91,295       $52,036    $22,857

Per share amount                   $   2.94    $  1.81       $  1.01    $   .45


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